Exhibit 99.1

Dear Shareholders,

Thank you for your patience.

Since our initial funding in 2018, Enochian Biosciences has gone from a "one product strategy" to a Company with a “multi-product strategy" based on platforms in both cancer and viruses. You can see more about this on the website www.enochianbio.com

As is the case with all strong Biotech companies, we issue public statements only when we have something worth saying (e.g., scientific presentations.) In that regard, we issued:

- In June 2019 a press release announcing that Enochian’s inventor was named to two important scientific committees of the American Society of Cell and Gene Therapy (ASCGT);

- In November 2019, a press release announcing an agreement in principle to acquire an exclusive license for a novel hepatitis B virus cure or treatment;

- In December 2019 a press release and link to the scientific presentation at HEP DART of that novel potential cure or treatment for hepatitis B infection. The presentation was recognized as one of the best new therapies/novel strategies at the conference. Jon Cohen of Science magazine tweeted, “Intriguing novel mechanism for attacking Hepatitis B virus.” https://twitter.com/sciencecohen/status/1204891529275269120;

-In January 2020, a press release announcing the appointment of two new Board members; Gregg Alton, who held many senior positions at Gilead including as interim CEO, and Dr. Carol Brosgart, Clinical Professor of Medicine at the University of California, San Francisco (USCF), former senior advisor on hepatitis for the Centers for Disease Control and Prevention (CDC) and Pharmaceutical and Biotech Executive and Board Member;

-In February 2020, a press release announcing the acquisition of the exclusive license for the hepatitis B virus potential cure or treatment, and;

-In February 2020, a press release announcing an FDA interact meeting being scheduled for ENOB-HV-01, a potential cure for HIV.

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Recently, we announced that three abstracts would be presented at the ASCGT annual conference in May (www.asgct.org). Two of the abstracts relate to ENOB-HV-01, our approach to potentially less toxic and more effective non-myeloablative transplantation to cure HIV. The third abstract provides additional data regarding the effectiveness of our newest pipeline, the potential cure, or effective treatment of hepatitis B infections. The meeting will now be held virtually. As soon as the presentations are live, we will issue a press release explaining the findings and post the presentations and slides for non-scientific audiences. We will also issue an 8-k for the use of potential investors who do not follow press releases or scientific conferences.

Overall, these public announcements reflect our public statement that thus far, the scientific findings of Enochian have exceeded our expectations.

Based on our substantial progress, Enochian will pursue major institutions and investors in the coming months.

We look forward to being able to provide additional updates over time. We remain very excited about the Enochian pipeline and our scientific advances.

We remain yours sincerely,

Enochian Biosciences

Rene Sindlev & Dr. Mark Dybul

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